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Exhibit 99

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2003

April 30, 2003, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC") (NASDAQ: MECA;
TSX: MEC.A) today reported its financial results for the first quarter ended March 31, 2003.

	Three Months Ended March 31,
	2003	2002
	(unaudited)
Revenues	$270,115	$248,799
Earnings before interest, taxes, depreciation and amortization ("EBITDA")	$31,839	$37,046
Net income	$12,650	$18,615
Diluted earnings per share	$0.12	$0.22
All amounts are reported in U.S. dollars in thousands, except per share figures.

        In announcing these results, Jim McAlpine, President and Chief Executive Officer of MEC, remarked: "The war in Iraq, severe weather conditions and a generally weaker U.S. economy resulted in lower attendance and wagering at most MEC properties during the first quarter of 2003. These factors, together with the planned changes in the seasonality of our business, resulted in lower profits compared to the first quarter of 2002. In addition, we spent $6.5 million on items that we fully expect will benefit future years' income.

        A major highlight in the quarter was the successful running of the inaugural Sunshine Millions™ — thoroughbred racing's newest major event. This event, conceived and produced by MEC, featured large fields with head to head competition between California and Florida thoroughbreds. Eight races, run at Santa Anita Park and Gulfstream Park, were heavily supported by breeders and owners. The event contributed to increases in attendance and handle for the day across the MEC network of racetracks of 41% and 32%, respectively, and was covered on a national broadcast by NBC.

        Our strategic plan remains on track. Through synergies, cost reductions and revenue enhancements, we are well positioned for future growth in profitability which will result in improved shareholder value in the months and years ahead."

        Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our revenues and operating results for the year. We expect the seasonality of our business to gradually diminish as our recent acquisitions, off-track betting ("OTB") network and account wagering initiatives evolve. Some time ago we set out to reduce our reliance on winter racing by acquiring properties that operate at different times throughout the year. The acquisition of Lone Star Park at Grand Prairie and The Maryland Jockey Club late in 2002 give us significant new content in the second and fourth quarters. The costs of operating these facilities, which have reduced our earnings in the first quarter, should be more than offset by increased earnings in the periods when these tracks run their live meets.

        Our financial results for the first quarter of 2003 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations. Ontario Racing Inc., which owns Flamboro Downs, has been equity accounted for in the first quarter of 2003 as its acquisition was not completed until April 16, 2003. The comparative results for the first quarter of 2002 do not reflect the operations of Lone Star Park at Grand Prairie, The Maryland Jockey Club or Ontario Racing Inc., and include the operations of XpressBet™ under its California license only from January 25, 2002. In addition, Palm Meadows and HorseRacing TV™ were not operational in the first quarter of 2002.

        Revenues were $270.1 million in the three months ended March 31, 2003, compared to $248.8 million in the three months ended March 31, 2002, an increase of $21.3 million or 8.6%. The increase resulted primarily from the acquisitions of Lone Star Park at Grand Prairie and The Maryland Jockey Club, partially offset by a change in the mix of handle and related revenues. Declines in average daily attendance, caused partially by the world's focus on the war in Iraq, severe winter weather and a weakening U.S. economy, resulted in lower volumes of on-track live and import handle and related revenues. The severe winter weather, particularly in the northeastern United States, resulted in significant numbers of cancelled live race days and race cards. It is difficult to quantify with precision the impact of these events but we do know that they had a significantly negative impact on our first quarter earnings. These declines were partially offset by increases in export handle and related revenues at Gulfstream Park and Golden Gate Fields.

        EBITDA decreased $5.2 million to $31.8 million in the three months ended March 31, 2003. The decline in EBITDA is partially attributable to the lower contribution margin resulting from decreased gross wagering revenues for reasons specified previously, costs incurred by our acquisitions or new business units, including Palm Meadows and HorseRacing TV™, which were not running live race meets or which were in start up phase during the current quarter and additional rent expense incurred at our Bay Meadows facility. The net operating losses of our recent acquisitions during the first quarter was expected and our extensive live racing schedule in the remainder of 2003 provides the foundation for strong earnings growth. Our new acquisitions earned approximately $22 million in EBITDA for their owners in 2002, so we anticipate significant profits from them over the balance of 2003.

        Revenue on the sale of Non-Core Real Estate in the first quarter of 2002 was $0.6 million, resulting in income before income taxes of $0.4 million. There were no sales of Non-Core Real Estate in the first quarter of 2003. We continue to market our remaining Non-Core Real Estate and expect to sell the remainder over the next year, however, the timing of future sales cannot be stated with certainty at this time.

        Net income decreased $6.0 million to $12.7 million in the three months ended March 31, 2003 compared to the three months ended March 31, 2002. Diluted earnings per share decreased $0.10 per share for the first quarter of 2003 compared to the prior year period due to the factors stated earlier as well as the issuance of 23 million shares in April 2002 which significantly increased the average number of shares outstanding in the three months ended March 31, 2003.

        During the three months ended March 31, 2003, cash provided from operations before changes in non-cash working capital was $21.9 million. Total cash used in investment activities during the quarter was $12.2 million, including real estate property and fixed asset additions of $13.0 million, partially offset by proceeds on disposal of other assets of $0.8 million. Cash used for financing activities was $34.7 million, as $50.9 million of bank indebtedness and other long-term debt was repaid, partially offset by the addition of new long-term debt of $16.1 million.

        As announced previously, on April 16, 2003 we completed the purchase of the shares of Flamboro Downs Holding Limited, the owner and operator of Flamboro Downs. Flamboro Downs, "Canada's fastest half-mile track", conducts live harness racing year round contributing 260 live race days to our calendar and houses a gaming facility with 750 slot machines operated by the Ontario Lottery and Gaming Corporation. We are very excited about this acquisition as it marks MEC's entry into the Ontario and Canadian racing markets and represents an important step in MEC's program of expanding its North American racing operations.

        MEC also announced the appointment of Roman Doroniuk as Chief Operating Officer of MEC, effective April 30, 2003. Mr. Doroniuk has 22 years of broad operations and financial management experience obtained in a variety of sectors, including the entertainment and retail sectors.

2

        MEC, North America's number one owner and operator of horse racetracks, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet™, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

        We will hold a conference call to discuss our first quarter 2003 results on Thursday, May 1, 2003 at 10:00 a.m. New York time. The number to use for this call is 1-888-774-1985. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 1-416-641-6445. The conference call will be chaired by Jim McAlpine, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com.

        This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. Any forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the impact of competition from operators of other racetracks and from other forms of gaming (including Internet and on-line wagering); a substantial change in law or regulations affecting our gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to complete expansion projects designed to generate new revenues and attract new patrons; our ability to sell some of our real estate when we need to or at a price we want; our ability to obtain additional financing; the impact of severe or inclement weather; and our ability to integrate recent racetrack acquisitions. In this regard, readers are referred to MEC's Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent public filings. MEC disclaims any intention and undertakes no obligation to update or revise any forward-looking statements to reflect subsequent information, events or circumstances, or otherwise.

For more information contact:

Graham Orr
Executive Vice-President
& Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7099

3

Reconciliation of Non-GAAP to GAAP Financial Measures
(U.S. dollars in thousands)
(unaudited)

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

Three Months Ended March 31, 2003
	Racing Operations	Real Estate and Other Operations	Total
Income before income taxes	$21,466	$652	$22,118
Interest expense, net	2,470	(186)	2,284
Depreciation and amortization	6,760	677	7,437

EBITDA	$30,696	$1,143	$31,839

Three Months Ended March 31, 2002
	Racing Operations	Real Estate and Other Operations	Total
Income before income taxes	$30,223	$1,430	$31,653
Interest expense, net	954	(887)	67
Depreciation and amortization	4,810	516	5,326

EBITDA	$35,987	$1,059	$37,046

        Please see Item 6 of MEC's Annual Report on Form 10-K for the year ended December 31, 2002 for a discussion of the reasons why management believes that EBITDA provides useful information to investors.

4

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

[Unaudited] [U.S. dollars in thousands, except per share figures]
	Three months ended March 31,
	2003	2002
Revenues
Racing
Gross wagering	$238,674	$220,353
Non-wagering	27,804	23,675

	266,478	244,028

Real estate
Sale of real estate	—	637
Rental and other	3,637	4,134

	3,637	4,771

	270,115	248,799

Costs and expenses
Racing
Purses, awards and other	145,721	140,523
Operating costs	72,846	55,344
General and administrative	15,759	10,633

	234,326	206,500

Real estate
Cost of real estate sold	—	287
Operating costs	1,993	2,924
General and administrative	501	501

	2,494	3,712

Predevelopment and other costs	2,199	1,541
Depreciation and amortization	7,437	5,326
Interest expense, net	2,284	67
Equity income	(743)	—

	247,997	217,146

Income before income taxes	22,118	31,653
Income tax provision	9,468	13,038

Net income	12,650	18,615
Other comprehensive income (loss)
Foreign currency translation adjustment	8,838	(659)
Change in fair value of interest rate swap	(5)	—

Comprehensive income	$21,483	$17,956

Earnings per share for Class A Subordinate Voting Stock, Class B Stock or Exchangeable Share:
Basic	$0.12	$0.22
Diluted	$0.12	$0.22

Average number of shares of Class A Subordinate Voting Stock, Class B Stock and Exchangeable Shares outstanding during the period [in thousands]:
Basic	107,135	84,089
Diluted	116,027	85,546

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited] [U.S. dollars in thousands]
	Three months ended March 31,
	2003	2002
Cash provided from (used for):
OPERATING ACTIVITIES
Net income	$12,650	$18,615
Items not involving current cash flows	9,232	5,470

	21,882	24,085
Changes in non-cash working capital	4,967	(3,136)

	26,849	20,949

INVESTMENT ACTIVITIES
Real estate property and fixed asset additions	(12,997)	(13,598)
Other asset disposals (additions)	820	(1,109)
Proceeds on disposal of real estate	—	1,198

	(12,177)	(13,509)

FINANCING ACTIVITIES
Decrease in bank indebtedness	(49,475)	—
Issuance of long-term debt	16,110	—
Repayment of long-term debt	(1,380)	(981)
Issuance of share capital	29	251

	(34,716)	(730)

Effect of exchange rate changes on cash and cash equivalents	1,967	(67)

Net (decrease) increase in cash and cash equivalents during the period	(18,077)	6,643
Cash and cash equivalents, beginning of period	87,681	39,212

Cash and cash equivalents, end of period	$69,604	$45,855

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

[Unaudited] [U.S. dollars and share amounts in thousands]	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$69,604	$87,681
Restricted cash	25,256	18,692
Accounts receivable	58,364	46,138
Income taxes receivable	—	2,262
Prepaid expenses and other	13,487	8,094

	166,711	162,867

Real estate properties and fixed assets, net	765,779	752,130

Other assets, net	328,367	329,705

Future tax assets	12,129	12,103

	$1,272,986	$1,256,805

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$—	$49,475
Accounts payable and other liabilities	133,049	112,749
Income taxes payable	5,582	—
Long-term debt due within one year	15,256	15,049

	153,887	177,273

Long-term debt	132,783	117,801

Convertible subordinated notes	72,333	72,233

Other long-term liabilities	9,610	8,405

Future tax liabilities	161,815	160,191

Shareholders' equity:
Capital stock issued and outstanding—
Class A Subordinate Voting Stock (issued: 2003—48,680; 2002—48,648)	317,028	316,855
Class B Stock (issued: 2003 and 2002—58,466)	394,094	394,094
Contributed surplus	17,282	17,282
Retained earnings (deficit)	9,729	(2,921)
Accumulated comprehensive income (loss)	4,425	(4,408)

	742,558	720,902

	$1,272,986	$1,256,805

MAGNA ENTERTAINMENT CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.    Summary of Significant Accounting Policies

  Basis of Presentation

  The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. Operating results for the three month period ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2002.

  The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is earned in the first quarter of each year.

2.    Acquisitions and Pro-Forma Impact

  [a]
  Acquisitions

    On October 23, 2002, the Company completed the acquisition of substantially all the operations and related assets of Lone Star Park at Grand Prairie. On November 27, 2002, the Company completed the acquisition of a controlling interest in the Pimlico Race Course and Laurel Park, which are operated under the trade name "The Maryland Jockey Club". Both of these acquisitions are fully disclosed in the Company's consolidated financial statements for the year ended December 31, 2002. As a result of the timing of these acquisitions, the results of the operations of these acquisitions are not included in the Company's results for the three months ended March 31, 2002.

    On October 18, 2002, the shares of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, a harness racetrack located in Hamilton, Ontario, 45 miles west of Toronto, were acquired by Ontario Racing Inc. ("ORI"). ORI was a former subsidiary of the Company that, at March 31, 2003, was owned by an employee of the Company. The results of operations of ORI, which owns Flamboro Downs, have been accounted for under the equity method for the three months ended March 31, 2003, pending receipt of all necessary regulatory approvals which were received by April 16, 2003 (see note 8). This acquisition is fully disclosed in the Company's consolidated financial statements for the year ended December 31, 2002. As a result of this transaction being completed subsequent to March 31, 2002, the results of operations of Flamboro Downs are not included in the Company's results for the three months ended March 31, 2002.

  [b]
  Impact of Acquisitions

    The pro-forma impact of our 2002 acquisitions if they had occurred on January 1, 2002, is as follows (in thousands, except per share figures):

	Three months ended March 31,
Revenues
	2003	2002
Revenues as reported	$270,115	$248,799
Restatement for acquisitions	—	39,112

Pro-forma revenues	$270,115	$287,911

	Three months ended March 31,
Net Income
	2003	2002
Net income as reported	$12,650	$18,615
Restatement for acquisitions	—	(2,793)

Pro-forma net income	$12,650	$15,822

	Three months ended March 31,
Basic and Diluted Earnings per Share
	2003	2002
Earnings per share as reported
Basic and Diluted	$0.12	$0.22
Restatement for acquisitions
Basic	—	(0.03)
Diluted	—	(0.04)

Pro-forma earnings per share
Basic	$0.12	$0.19
Diluted	$0.12	$0.18

3.    Long-term Debt

  During the three months ended March 31, 2003, the Company received proceeds of $16.1 million (Euros 15 million) from a loan obtained by a subsidiary. The loan bears interest at 4% per annum, with a maturity date of February 2007, and is secured by a pledge of land and a guarantee by the Company.

4.    Capital Stock and Long-term Incentive Plan

  [a]
  Capital Stock

    Changes in Class A Subordinate Voting Stock and Class B Stock for the three months ended March 31, 2003 are shown in the following table (number of shares and stated value in the following table have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2002	48,648	$316,855	58,466	$394,094	107,114	$710,949
Issued under the Long-term Incentive Plan	26	144	—	—	26	144
Issued on exercise of stock options	6	29	—	—	6	29

Issued and outstanding at March 31, 2003	48,680	$317,028	58,466	$394,094	107,146	$711,122

  [b]
  Long-term Incentive Plan

    The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000) which allows for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.8 million shares are available to be issued under the Plan, of which 6.5 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.4 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended March 31, 2003, 31,965 shares were issued under the Plan, including 6,000 shares issued on the exercise of stock options.

    The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreements entered into by the Company with each recipient of options.

    During the three months ended March 31, 2003, no stock options were granted, 6,000 stock options were exercised and no stock options were cancelled. At March 31, 2003, there were 5,355,833 options outstanding with the exercise price of the options ranging from $3.91 to $9.43 per share and a weighted average exercise price of $6.18 per share.

    There were 4,107,528 options exercisable at March 31, 2003 with a weighted average exercise price of $6.13 per share.

    Financial Accounting Standards Board Statement No. 123 ("SFAS 123"), "Accounting and Disclosure of Stock-Based Compensation" provides companies an alternative to accounting for stock-based compensation as prescribed under APB Opinion No. 25 ("APB 25"). SFAS 123 encourages, but does not require companies to recognize an expense for stock-based awards at their fair value on the date of grant. SFAS 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB 25 which does not give rise to an expense) provided that pro-forma disclosures are made of what net income and earnings per share would have been had the fair value method been used. The Company accounts for stock-based compensation under APB 25 and provides pro-forma disclosure required by SFAS 123.

    There were no stock options granted during the three months ended March 31, 2003. For the three months ended March 31, 2002, 137,500 stock options were granted with an average fair value of $4.08 per option.

    The fair value of stock option grants is estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

	Three months ended March 31,
	2003	2002
Risk free interest rate	N/A	3.0%
Dividend yield	N/A	0.77%
Volatility factor of expected market price of Class A Subordinate Voting Stock	N/A	0.549
Weighted average expected life (years)	N/A	4.07

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

    The Company's SFAS 123 pro-forma net income and the related per share amounts are as follows:

	Three months ended March 31,
	2003	2002
Net income, as reported	$12,650	$18,615
Pro-forma stock compensation expense determined under the fair value method, net of tax	(867)	(696)

Pro-forma net income	$11,783	$17,919

Earnings per share
Basic—as reported	$0.12	$0.22
Basic—pro-forma	$0.11	$0.21

Diluted—as reported	$0.12	$0.22
Diluted—pro-forma	$0.11	$0.21

5.    Earnings Per Share

  The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computations (in thousands, except per share amounts):

	Three months ended March 31,
	2003		2002
	Basic	Diluted	Basic	Diluted
Net income	$12,650	$12,650	$18,615	$18,615
Interest, net of related tax on 7.25% convertible subordinated notes	—	823	—	—

	$12,650	$13,473	$18,615	$18,615

Weighted Average Shares Outstanding:
Class A Subordinate Voting Stock	48,669	57,561	23,478	24,935
Class B Stock	58,466	58,466	58,466	58,466
Exchangeable Shares	—	—	2,145	2,145

	107,135	116,027	84,089	85,546

Earnings Per Share	$0.12	$0.12	$0.22	$0.22

6.    Commitments and Contingencies

  [a]
  In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of the Company, has agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico Race Course, Laurel Park, Bowie Training Center and their related facilities and operations.

  [b]
  In connection with its acquisition of a controlling interest in The Maryland Jockey Club, the Company has an obligation to pay $18.3 million on exercise of either the put or call options for the remaining interest in The Maryland Jockey Club. At March 31, 2003, this obligation has been reflected on the condensed consolidated balance sheet as long-term debt due after one year.

  [c]
  At March 31, 2003, the secured notes of $32.8 million, assumed by ORI on its acquisition of Flamboro Downs, have been guaranteed by the Company. In addition, the purchase and sale agreement stipulates that the purchase price may be increased by a maximum of $3.7 million (Cdn. $5.5 million), plus accrued interest, in the event that Flamboro Downs' agreement with the Ontario Lottery and Gaming Corporation, with respect to the slot facility, is extended.

  [d]
  Although the Company is considering a major redevelopment of its Gulfstream Park racetrack in Florida (the "Gulfstream Park Redevelopment"), it has deferred a decision on the project at the present time. Should it proceed as currently contemplated, the Gulfstream Park Redevelopment would include a simulcast pavilion, a sports and entertainment arena and a new turf club and grandstand. In addition, there would be significant modifications and enhancements to the racetracks and stable areas. If completed, the Gulfstream Park Redevelopment would require the demolition of a substantial portion of the current buildings and related structures, which include the grandstand and turf club. The aggregate carrying value at March 31, 2003 of the assets that would be demolished if the Gulfstream Park Redevelopment is completed is approximately $21.9 million. If the Company decides to proceed with the Gulfstream Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.

7.    Segment Information

  The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company has two operating segments: racing operations and real estate and other operations. The racing segment includes the operation or management of eleven thoroughbred racetracks, two standardbred racetracks, one racetrack that runs both thoroughbred and standardbred meets, one greyhound track and three thoroughbred training centers. In addition, the racing segment includes off-track betting ("OTB") facilities, a national account wagering business and HorseRacing TV™. The real estate and other operations segment includes the operation of two golf courses and related facilities, residential housing developments adjacent to the golf courses and other real estate holdings.

  The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section in the Company's annual report on Form 10-K for the year ended December 31, 2002.

  The following summary presents key information by operating segment (in thousands):

Three months ended March 31, 2003
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$266,478	$3,637	$270,115

Income before income taxes	$21,466	$652	$22,118

Real estate property and fixed asset additions	$12,785	$212	$12,997

Three months ended March 31, 2002
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$244,028	$4,771	$248,799

Income before income taxes	$30,223	$1,430	$31,653

Real estate property and fixed asset additions	$10,350	$3,248	$13,598

8.    Subsequent Events

  [a]
  On April 16, 2003, having received all necessary regulatory approvals, the Company completed the acquisition of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs. The shares of ORI, the owner of Flamboro Downs Holdings Limited, were transferred back to the Company.

  [b]
  On April 30, 2003, the Company's senior, unsecured, revolving credit facility was reduced from $100.0 million to $50.0 million in accordance with the terms of the agreement dated December 2, 2002.

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MAGNA ENTERTAINMENT CORP. ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2003
Reconciliation of Non-GAAP to GAAP Financial Measures (U.S. dollars in thousands) (unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
CONDENSED CONSOLIDATED BALANCE SHEETS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS